Exhibit 99.1

NEWS RELEASE
Premium Standard Farms, Inc.
805 Pennsylvania Avenue, Suite 200
Kansas City, Missouri 64105
PREMIUM STANDARD FARMS, INC. ANNOUNCES
FILING OF REGISTRATION STATEMENT
FOR SECONDARY OFFERING OF COMMON STOCK

For more information, contact
Steve Lightstone at 816 472-7675.
KANSAS CITY, MO, April 4, 2006 — Premium Standard Farms, Inc. (NASDAQ: PORK) (the “Company”) announced today that it has filed a registration statement with the Securities and Exchange Commission for a proposed secondary offering of 6,000,000 shares of its common stock. All of the shares will be sold by existing shareholders, including ContiGroup Companies, Inc. The underwriters of the proposed offering are expected to be granted an option to purchase up to an additional 900,000 shares of common stock from selling shareholders to cover over-allotments, if any.
The Company will not sell any shares nor receive any proceeds from the sale of shares by the selling shareholders in this offering.
Morgan Stanley & Co. Incorporated will act as lead manager in the offering. When available, a copy of the prospectus relating to the offering may be obtained by contacting Morgan Stanley & Co. Incorporated, Attn: Prospectus Department, 180 Varick Street, New York, NY 10014.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy these securities. There shall not be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
PSF is one of the largest vertically integrated providers of pork products in the United States, producing consistent, high quality pork products for the retail, wholesale, foodservice, export, and further processor markets. PSF is the nation’s second largest pork producer and sixth largest pork processor with farms and processing facilities in Missouri, North Carolina, and Texas.